August __, 2006

Tornado Gold International Corp.
8600 Technology Way, Suite 118
Reno, Nevada 89521
Fax number: 775-853-8921
Attention: Earl W. Abbott, Chief Executive Officer

Re: Illipah Gold Project - Asset Purchase

Gentlemen:

This letter sets forth the terms of an agreement for your approval (“Letter Agreement”) to be effective as of August __, 2006 (“Effective Date”), by and among Tornado Gold International Corp., a Nevada corporation, whose mailing address is 8600 Technology Way, Suite 118, Reno, Nevada 89521 (“Tornado”), and Golden Cycle Gold Corporation, a Colorado corporation (“Golden Cycle”). Tornado and Golden Cycle are referred to herein individually as a “Party” and collectively as the “Parties.”

Background

1.
Golden Cycle currently has an exploration and mining lease on 139 unpatented mining claims described in Schedule A. (“Leased Claims”) and located an additional 52 unpatented mining claims in White Pine County, Nevada, more particularly described in Schedule B (“GCC Claims”) and together with the Leased Claims, the “Illipah Claims.”

2.
Golden Cycle acquired the Leased Claims from Carl Pescio and Janet Pescio under the terms of the Mining Claims Purchase and Royalty Agreement dated effective as of August 31, 2001 and the Mining Deed attached thereto, each of which is attached hereto as Schedule C (the “Pescio Agreement”) and incorporated herein by reference.

3.	Tornado desires to acquire the Illipah Claims from Golden Cycle, and Golden Cycle desires to sell, transfer and assign the Illipah Claims to Tornado pursuant to the terms of this Letter Agreement.

Agreement

For and in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties agree as follows:

1)
Transfer and Assignment of Illipah Claims. In consideration of the payment of the Purchase Price (as defined below) by Tornado to Golden Cycle and the covenants, agreements, representations, warranties and deliveries of Tornado and Golden Cycle set forth in this Letter Agreement, and subject to the terms set forth in this Letter Agreement on the Closing Date, (a) Golden Cycle shall sell, assign, convey and transfer to Tornado all right, title and interest of Golden Cycle in and to the Illipah Claims, and (b) Tornado shall purchase from Golden Cycle all right, title and interest of Golden Cycle in and to the Illipah Claims and accept, assume and be liable for the due performance of all obligations and liabilities related to the Illipah Claims and the Pescio Agreement (collectively, the “Transaction”).

2)
Consideration for Illipah Claims. The purchase price (the “Purchase Price”) payable by Tornado to Golden Cycle for Golden Cycle’s right, title and interest in and to the Illipah Claims shall be payable as follows:

a)	Cash Payments: Tornado will pay to Golden Cycle:

i)	Fifty Thousand Dollars (US$50,000) payable in cash immediately upon execution and delivery of this Letter Agreement;

ii)
Forty-eight Thousand Six Dollars and fifty cents (US$48,006.50) payable in cash immediately upon signing of this Letter Agreement for (A) the payment of United States Department of the Interior Bureau of Land Management (“BLM”) mining claim maintenance fees in the amount of Twenty-three Thousand Eight Hundred Seventy-five Dollars (US$23,875) due in accordance with 43 Code of Federal Regulations §§ 3833 et seq and required to maintain the Illipah Claims in good standing for the United States mining assessment year; (B) the payment of annual maintenance and filing fees to White Pine County in the amount of Sixteen Hundred Thirty-one Dollars and fifty cents (US$1,631.50) and (C) advanced minimum royalty payments under the Pescio Agreement in the amount of Twenty-two Thousand Fifty Dollars (US$22,500) representing the 4th anniversary payment; and

iii)	Fifty Thousand Dollars (US$50,000) payable in cash 90 days after the execution and delivery of this Letter Agreement.

b)
Common Stock Payments: Tornado will issue to Golden Cycle Three Hundred Fifty Thousand (350,000) shares of common stock of Tornado, which shall be registered for resale under the terms of a registration rights obligation, issued as follows:

i)	Fifty Thousand (50,000) shares of common stock of Tornado issued 90 days after the execution and delivery of this Letter Agreement;

ii)	One Hundred Thousand (100,000) shares of common stock of Tornado issued one hundred eighty (180) days after the execution and delivery of this Letter Agreement; and

iii)	Two Hundred Thousand (200,000) shares of common stock of Tornado issued one (1) year after the execution and delivery of this Letter Agreement.

iv)
Golden Cycle acknowledges that the common stock issuable under this Letter Agreement have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), and may not be offered or sold absent registration or an available exemption from registration. Tornado shall prepare and file with the SEC within sixty (60) calendar days after the Closing Date (as defined in the Definitive Agreement, but in any event no later than 150 days after the execution and delivery of this Letter Agreement) a registration statement (on Form S-3, SB-1, SB-2, S-1, or other appropriate registration statement form reasonably acceptable to the Subscriber) under the 1933 Act (the “Registration Statement”), at the sole expense of Tornado, in respect of Golden Cycle, so as to permit a public offering and resale of the common stock issued under this Letter Agreement in the United States under the 1933 Act by Golden Cycle as selling stockholder and not as underwriter. Tornado shall use its best efforts to cause such Registration Statement to become effective as soon as possible thereafter, and within the earlier of: (A) one hundred twenty (120) calendar days after the Closing Date (as defined in the Definitive Agreement, but in any event no later than 210 days after the execution and delivery of this Letter Agreement), or (B) five (5) calendar days of the SEC clearance to request acceleration of effectiveness. Tornado will notify Golden Cycle of the effectiveness of the Registration Statement within three (3) business days.

c)	Production Royalties to Golden Cycle:

i)
Tornado will grant to Golden Cycle production royalties for the rents, issues, profits and Bullion and Other Products derived from any lands within one (1) mile of any boundary line of any Illipah Claim located on the date of this Letter Agreement (hereafter the “Area of Interest”) of two percent (2%) of Net Smelter Returns calculated in accordance with Exhibit I attached hereto (the “GC Production Royalties”); and

ii)
Tornado will have the option, exercisable at any time prior to commercial production on any of the Illipah Claims, to reduce the GC Production Royalties from two percent (2%) to one percent (1%) by paying Golden Cycle, at Golden Cycle’s sole option (A) the sum of One Million Dollars (US$1,000,000) in cash or (B) that number of ounces of gold bullion equal to One Million Dollars (US$1,000,000) divided by the closing price of gold on the New York Commodity Exchange on the date of this Letter Agreement.

d)	Work Commitment: Tornado will undertake an exploration program on the Area of Interest and incur exploration and development expenditures in the following amounts:

i)	at least Two Hundred Fifty Thousand Dollars (US$250,000) within one (1) year of the execution and delivery of this Letter Agreement;

ii)	at least Seven Hundred Fifty Thousand Dollars (US$750,000) in aggregate within two (2) years of the execution and delivery of this Letter Agreement; and

iii)
within forty-five (45) days of each fiscal calendar quarter of Tornado and 90 days of the fiscal year end of Tornado. Tornado shall provide Golden Cycle with a report of exploration and development expenditures related to the Area of Interest, certified by the Chief Financial and Accounting Officer, and Golden Cycle may, for a period of fifteen (15) days after receipt of the report, request that the auditor for Tornado commence and complete as soon as reasonably possible thereafter, an audit of the books and records of Tornado related to the Illipah Claims to verify the reported exploration and development expenditures. Golden Cycle shall be solely responsible for reimbursement of all reasonable costs and expenses of the audit unless the calculation of exploration and development expenditures by the auditor is less than the calculation of exploration and development expenditures by Tornado by more than ten percent (10%), in which case the cost of the audit shall be paid by Tornado.

3)
Assumption of Pescio Agreement Obligations. Upon execution and delivery of this Letter Agreement, Tornado will assume all of Golden Cycle’s rights, obligations, covenants and commitments under the Pescio Agreement, including but not limited to, the payment of BLM mining claim maintenance fees and annual rental fees, due to the United States and any fees required by the State of Nevada and any agency or subdivision of the State of Nevada or County or municipality, advance royalty payments and royalties on production of minerals, title fees, recordation fees, reclamation costs, service fees and other costs to keep the Illipah Claims in good standing, except as otherwise paid by Golden Cycle and reimbursed by Tornado under section 2(a)(ii).

4)
Maintenance of GCC Claims. Upon execution and delivery of this Letter Agreement, Tornado will assume all of Golden Cycle’s rights, obligations, covenants and commitments related to maintaining the GCC Claims, including but not limited to, the payment of BLM mining claim maintenance fees and annual rental fees, due to the United States and any fees required by the State of Nevada and any agency or subdivision of the State of Nevada or County or municipality, advance royalty payments and royalties on production of minerals, title fees, recordation fees, reclamation costs, service fees and other costs to keep the GCC Claims in good standing (collectively, the “Maintenance Obligations”), except as otherwise paid by Golden Cycle and reimbursed by Tornado under section 2(a)(ii). Tornado will provide Golden Cycle evidence of payment and performance of the Maintenance Obligations no later than forty-five (45) days prior to the due date of such obligations. The Parties agreed that a failure to provide such notice shall constitute an event of default under this Letter Agreement.

5)
Assumption of Reclamation Obligations. Tornado, its successors and assigns, hereby releases Golden Cycle from and against any environmental liabilities including any present or future claims arising from any environmental laws which Tornado can, shall or may have at any time against Golden Cycle, and Tornado agrees not to make or to directly or indirectly cause, facilitate or promote any environmental claim to be made or threatened against Golden Cycle (whether by Tornado, any government authority or any third party) or to allege or claim that Golden Cycle is responsible directly or indirectly, in whole or in part, for any remediation of any part of the Area of Interest, any activity related to such remediation, or the presence of any contaminants which are in, on or under or which may have originated from any part of the Area of Interest, or any reclamation of any part of the Area of Interest.

6)
Notice of Impairment of Claims. Tornado, its successors and assigns, shall (a) give Golden Cycle, its successors and assigns, not less than ninety (90) days’ written notice of its intent to (i) reduce the Illipah Claims in number or area within the Area of Interest or (ii) withdraw from the project area of the Illipah Claims, the mine, if any, or the Area of Interest, and (b) Golden Cycle, its successors and assigns, shall have the right, at its sole option, to reacquire title to such interest and Tornado will cooperate with Golden Cycle, its successors and assigns, in reacquiring title thereto. The maintenance fees and associated charges and recordings shall be paid and filed by Tornado within the time thereafter allowed by law so as to preserve the title for such acquisition by Golden Cycle, its successors or assigns.

7)
Formal Agreement. The Parties shall prepare and execute formal agreements to memorialize the Transaction acceptable to Tornado and Golden Cycle to satisfy United States corporate security requirements and incorporating the provisions of this Letter Agreement and such other commercial terms as are generally applicable in the mining industry to a lease and an option of unpatented mining claims and other properties (“Formal Agreements”). In the event the Parties do not execute the Formal Agreements on or before January 1, 2007, Golden Cycle shall have the right to terminate this Letter Agreement upon written notice to Sellers not later than thirty (30) days from January 1, 2007. Upon termination, Golden Cycle shall reimburse Tornado for US$25,506.50 related to the payment of the BLM mining claim maintenance fees and the payment of annual maintenance and filing fees paid to White Pine County. The balance of the payments made under Section 2(a)(i) and (ii) shall be retained by Golden Cycle. If Golden Cycle does not elect to terminate this Letter Agreement as provided herein, this Letter Agreement shall remain fully enforceable whether or not the Formal Agreements are executed.

8)
Failure to Pay Purchase Price or Failure to Maintain Illipah Claims. The Parties acknowledge that Golden Cycle is transferring a valuable right and interest in the Illipah Claims and its rights to develop the Area of Interest. The Parties acknowledge that there is no adequate remedy at law for failure by Tornado to satisfy its obligations under this Letter Agreement, including but not limited to, payment of the Purchase Price under Section 2, performance of the obligations under the Pescio Agreement under Section 3, maintenance of the GCC Claims under Section 4, assumption of the reclamation obligations under Section 5 and notice of impairment under Section 6, and that such failure would not be adequately compensable in damages. Therefore, Tornado agrees that in the event that within ten (10) days after a written notice of default upon failure to make any payment when due or satisfy its obligations under this Letter Agreement, Tornado will transfer all rights title and interest in the Illipah Claims to Golden Cycle, free of all liens, claims and charges of any kind, as liquidated damages and not as a penalty for such failure. The Parties agree that such transfer will be evidenced by quit claim deed delivered at Closing under the terms of the Formal Agreements, but in no event later than one hundred twenty (120) days after the execution and delivery of this Letter Agreement.

9)
Term. Any right to acquire any interest in real or personal property under this Letter Agreement shall be exercised, if at all, so as to vest such interest in Tornado within twenty-one (21) years after the date of this Letter Agreement.

10)
Costs and Expenses. Except as provided in this Letter Agreement, each Party shall pay its own costs and expenses in connection with the proposed Transaction and the activities contemplated herein, including but not limited to any fees payable to attorneys, consultants and other advisors.

11)	Assignment. Neither this Letter Agreement nor any rights hereunder shall be assignable by any Party without the prior written consent of the other Parties hereto, which may be withheld for any reason.

12)
No Third Party Beneficiaries. Nothing in this Letter Agreement is intended, nor shall it be construed to give any person other than the Parties hereto and their successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Letter Agreement or any provision contained herein.

13)
Entire Agreement. This Letter Agreement constitutes the entire understanding between the Parties with respect to the Transaction and supersedes all negotiations, prior discussions or prior agreements and understandings relating to such matters, provided that this Letter Agreement shall be replaced by the Formal Agreements upon their execution.

14)	Governing Law. This Letter Agreement shall be governed and construed under the laws of the State of Colorado without regard to its conflicts of laws principles.

15)	Amendment. This Letter Agreement shall not be amended except by a written instrument executed by all of the Parties hereto.

16)	Counterparts. This Letter Agreement may be executed in counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

If the terms of this Letter Agreement are in accordance with your understanding of the Transaction, please sign and return the enclosed duplicate of this Letter Agreement to Golden Cycle.

Very truly yours, GOLDEN CYCLE GOLD CORPORATION By: _______________________________ Name: _____________________________ Title: ______________________________

Duly agreed to and executed
as of the Effective Date.

TORNADO GOLD INTERNATIONAL CORP.

By
Name:
Title:
Date:

STATE OF _________________)
                                                            )SS
COUNTY OF _______________)

Subscribed, sworn to and acknowledged before me this __ day of ________________, 2006, by _________________________, the ________________________ of Golden Cycle Gold Corporation., a Colorado corporation, who stated that the foregoing instrument was signed on behalf of said corporation.

My commission expires: __________________________________.

____________________________________
NOTARY PUBLIC

STATE OF _________________)
                                                            )SS
COUNTY OF _______________)

Subscribed, sworn to and acknowledged before me this __ day of ________________, 2006, by _________________________, the ________________________ of Tornado Gold International Corp., a Nevada corporation, who stated that the foregoing instrument was signed on behalf of said corporation.

My commission expires: __________________________________

____________________________________
NOTARY PUBLIC

Schedule A

Schedule B

Schedule C

Exhibit I

A. Production Royalties. Golden Cycle Gold Corporation (“Golden Cycle”) and Tornado Gold International Corp. (“Tornado”) agree that production royalties shall be paid quarterly in a timely manner to Golden Cycle according to the following provisions of this paragraph (A):

(1)
Net Smelter Returns for Bullion. Net Smelter Returns shall be paid to Golden Cycle for fine gold and/or silver bullion or dore bullion (collectively “Bullion” in this paragraph (A)) produced from the Area of Interest during each calendar quarter as “production” is defined in paragraph (A)(1)(c) below, regardless of whether Tornado actually sells such Bullion to a third party during such calendar quarter. The Net Smelter Returns calculation described in this paragraph (A)(1) shall be applied if products are produced from the Area of Interest in the form of Bullion.

(a)
Net Smelter Returns Calculation. For Bullion, Net Smelter Returns shall mean the quantity of recoverable fine gold or silver contained in the Bullion produced (as defined in Paragraph (A)(1)(c) below) from the Area of Interest during each calendar quarter, multiplied by its average price (as calculated under paragraph (A)(1)(b) below), less one percent (1%) of such amount for reimbursement to Tornado for all costs associated with refining the Bullion, insuring the Bullion, transporting the Bullion to the place of sale, marketing the Bullion, and the amount of all taxes imposed upon or in connection with the Bullion, excepting federal and state income taxes. If the actual amount of fine gold or silver actually recovered from the Bullion differs from the amount determined at the time the Bullion is produced, the amount of royalty paid will be adjusted in the next calendar quarter to reflect the overpayment or underpayment that resulted from such difference.

(b)
Price. The price for the Bullion shall be the average of the closing prices for gold or silver on the New York Commodity Exchange (“COMEX”) for the calendar quarter in which gold or silver is produced from the Area of Interest. The average gold and silver prices for each calendar quarter shall be determined by dividing the sum of all the daily prices in U.S. dollars per troy ounce, as posted during the calendar quarter, by the number of days that prices were posted. The posted price shall be obtained from the Wall Street Journal or other reliable source agreeable to both parties.

(c)	Definition of Production. For the purposes of this paragraph (A)(1), production of Bullion shall be defined as follows:

(i)
when Bullion is processed within the Area of Interest at a smelter or refinery owned or controlled by Tornado, Bullion shall be deemed to have been produced from the Area of Interest on the date Tornado completes the final process necessary for the metal product to be in a saleable form, or

(ii)
when Bullion is processed off the Area of Interest at a smelter or refinery owned or controlled by Tornado, Bullion shall be deemed to have been produced from the Area of Interest on the date Tornado completes the final process necessary for the metal product to be in a saleable form, or

(iii)
when Bullion is sold to a third party smelter or refiner or to another purchaser as final product, Bullion shall be deemed to have been produced from the Area of Interest when credited to Tornado’s account by such purchaser, or

(iv)
when Bullion is smelted or refined at a smelter or refinery not owned or controlled by Tornado, under an arrangement whereby Tornado retains title to the resultant metal product, Bullion shall be deemed to have been produced from the Area of Interest on the date of final settlement by Tornado with the smelter or refinery.

(2)
Net Smelter Returns for Other Products. Net Smelter Returns shall be paid to Golden Cycle for all products other than Bullion which are produced from the Area of Interest during each calendar quarter as “production” is defined in paragraph (A)(2)(c) below. Such other products shall include, without limitation, concentrates, precipitates, slags, carbon fines, or any other final product derived from metalliferous ores, except Bullion (collectively “Other Products” in this paragraph (A)). Other Products shall not include non-locatable substances (including, without limitation, rock, dirt, limestone, or similar materials) whether used by Tornado in its operations or not. The Net Smelter Returns calculation described in this paragraph (A)(2) shall be applied if products are sold, transferred or transported directly from the Area of Interest in the form of Other Products.

(a)
Net Smelter Returns Calculations. For Other Products, Net Smelter Returns shall mean the total price received by Grantor (as calculated under paragraph (A)(2)(b) below) for the Other Products produced from the Area of Interest (as defined in paragraph (A)(2)(c) below) during each calendar quarter, less five percent (5%) of such amount for reimbursement to Tornado for all costs associated with insuring the Other Products, transporting the Other Products from the Area of Interest to the place of sale or transfer, marketing the Other Products, and the amount of all taxes imposed upon or in connection with the Other Products, excepting federal and state income taxes.

(b)
Price. For sales to nonaffiliated persons or entities in arm’s length transactions, the price for Other Products shall be the actual amounts received by Tornado for the Sale of Other Products, including all credits and bonuses. For sales or transfers to affiliates of Tornado, or purchasers or transferees owned or controlled by Tornado, the price for Other Products shall be the greater of the amounts received by Tornado, including all credits and bonuses, or the fair market value of the Other Products had they been sold or transferred in an arm’s length transaction with a nonaffiliated purchaser, provided, however, that in all cases, if Tornado has not sold Other Products within twelve (12) months of the date upon which they were produced, the Other Products will be deemed to have been sold at the fair market value of the Other Products.

(c)	Definition of Production. For the purposes of this paragraph (A)(2), production of Other Products shall be defined as follows:

(i)
when Other Products are processed by Tornado on the Area of Interest at a facility owned or controlled by Tornado, Other Products Shall be deemed to have been produced from the Area of Interest on the date Tornado completes the final process necessary for the mineral product to be sold in a saleable form, or

(ii)
when Other Products are processed off the Area of Interest either at a facility owned or controlled by Tornado or a third-party facility, Other Products shall be deemed to have been produced from the Area of Interest on the date the Other Products are removed from the Area of Interest, or

(iii)
when Other Products are sold, transferred or transported directly from the Area of Interest in a crude or unprocessed state, Other Products shall be deemed to have been produced from the Area of Interest on the date the Other Products are removed from the Area of Interest.

(3)
Other Costs. Except as specifically set forth herein, Tornado shall not deduct any costs of mining, milling, leaching, or other processing costs incurred by Tornado in the determination of the Net Smelter Returns, and provided, in all cases, that if raw ore is transported from the Area of Interest to be processed, no transportation or added processing costs incurred by Tornado shall be deducted in the determination of the Net Smelter Returns.

(4)	Payment of Production Royalties. The amount of Net Smelter Returns due Golden Cycle shall be payable in the following alternative manners, depending upon the product produced:

(a)
For Bullion, Production Royalties payable to Golden Cycle shall be calculated by multiplying the dollar amount of Net Smelter Returns determined in accordance with paragraph (A)(2) above by two percent (2%).

(b)
For Other Products, Production Royalties payable to Golden Cycle shall be calculated by multiplying the dollar amount of Net Smelter Returns determined in accordance with paragraph (A)(2) above by two percent (2%).

(5)
Data and Statements. Tornado shall provide to Golden Cycle data describing the date on which products are produced from the Area of Interest, the product produced, the shipment dates, and the quantity shipped. Final settlement data, identifying shipments and the quantities of shipments, shall be provided to Golden Cycle as received by Tornado, but not less frequently than annually. Each payment of Net Smelter Returns royalty to Golden Cycle shall be accompanied by a statement showing the basis for calculating the Net Smelter Returns royalty and copies of all data relating to the royalty calculation (including, but not limited to, settlement sheets used in calculating the royalty).

(6)
Examination of Statements. Each statement rendered and Net Smelter Returns amount paid by Tornado may, at Golden Cycle’s written request given to Tornado within six (6) months following the delivery of such statement or payment, be verified by Golden Cycle and its agents and representatives from the financial and production records maintained by Tornado. The verification shall be at Golden Cycle’s sole risk and expense and shall be conducted so as not to interfere or conflict with Tornado’s operations. All statements rendered and Net Smelter Returns royalties paid shall conclusively be presumed to be correct and accepted by Golden Cycle as rendered or paid unless Golden Cycle timely requests verification in accordance with the provisions of this paragraph (A)(6).

(7)
Commingling. Tornado may commingle products produced from the Area of Interest with similar product from other properties. If Tornado engages in such commingling, Tornado shall establish procedures for determining the proportional amount of the total metal content in the commingled ores and concentrates attributable to the input from each of the properties, so that production royalties applicable to ores produced from each of the properties from which ores are commingled may reasonably be determined. The procedures to be used by Tornado shall represent standard industry practices for ores and processes similar to those encountered or used in connection with the Area of Interest.

(8)
Golden Cycle agrees that Tornado shall have the exclusive right to market and sell to third parties all Bullion produced from the Area of Interest, including, without limitation, the forward sale of Bullion on the commodity markets and the repayment of gold loans. Golden Cycle shall have no right to participate in any hedging or price protection activities of Tornado, including any sales of Bullion by Tornado on the commodity markets, nor shall Golden Cycle otherwise share in any profits or losses received or incurred by Tornado as a result of Tornado’s marketing or hedging activities.